Exhibit 99.1

EQUITY OIL COMPANY

10 West 300 South, Suite 806

Salt Lake City, UT 84101

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                             , 2004

This Proxy is solicited on behalf of the Board of Directors of Equity Oil Company.

The undersigned hereby appoints Paul M. Dougan, President, and Russell V. Florence, Secretary, or either of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Special Meeting of Shareholders of EQUITY OIL COMPANY (“Equity”) to be held on                                 , 2004, at 10:00 a.m. Mountain Time at our executive offices at 10 West 300 South, Suite 806 in Salt Lake City, Utah 84101, and at any adjournments or postponements thereof, and to vote thereat all the shares of common stock, with par value of $1.00 per share, held of record by the undersigned at the close of business on                                 , 2004, with all the power that the undersigned would possess if personally present.

The Board of Directors recommends a vote “FOR” the approval of Proposal 1. This proxy will be voted in accordance with your selection under Proposal No. 1 below. If no selection is made below, this proxy will be voted “FOR” Proposal 1.

1.	PROPOSAL to approve and adopt the Agreement and Plan of Merger dated as of February 1, 2004, by and among Whiting Petroleum Corporation (“Whiting”), WPC Equity Acquisition Corp. (“WPC”) and Equity and the merger of WPC with and into Equity, with Equity continuing as the surviving entity as a wholly owned subsidiary of Whiting.

[ ] FOR [ ] AGAINST] [ ] ABSTAIN

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, and upon matters incident to the conduct of the meeting.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Signature(s):	____________________________________________	Date: _______________, 2004

____________________________________________

Title:	____________________________________________

NOTE: Please sign this proxy as your name appears hereon, including the title “Executor,” “Trustee,” etc. if such is indicated. If joint account, each joint owner should each sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof.